Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To: Largo Vista Group, Ltd.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to' continue as a going concern, dated April 6, 2005, included in Largo Vista Group Ltd.'s Annual Report on Form 10-KSB for the year ended December 31,2004, and to all references to our firm included in this Registration Statement.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
April 19, 2005